Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan (as amended) of Momentive Global Inc. (formerly known as SVMK Inc.) of our reports dated February 14, 2022, with respect to the consolidated financial statements of Momentive Global Inc. and the effectiveness of internal control over financial reporting of Momentive Global Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
March 8, 2022